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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information contact:

Carroll D. McHenry                        J. Curtis Henderson
Chairman and CEO                          Sr. Vice President and General Counsel
cmchenry@nucentrix.net                    chenderson@nucentrix.net
972.423.9494                              972.423.9494

                      NUCENTRIX BROADBAND NETWORKS APPLAUDS
                           FCC ORDER IN 3G PROCEEDINGS

                 FCC Will Not Relocate Existing License Holders;
 Report & Order Provides Flexibility to Offer Additional Mobile and 3G Services

     Carrollton, Texas - September 24, 2001 - Today, the Federal Communications Commission (FCC) issued a landmark decision for Nucentrix Broadband Networks, Inc. (NASDAQ: NCNX) and other broadband wireless service providers that operate in the 2500-2690 MHz (2.5 GHz) band. In the Report & Order released today:

     o The FCC confirmed that it would not relocate incumbent license holders and operators in the 2.5 GHz band to other frequency bands, as part of the FCC's proceedings on spectrum allocation for third generation (3G) mobile wireless services.

     o The FCC added a mobile allocation to the 2.5 GHz band, making this band available for advanced mobile services, including 3G and future generations of wireless systems.

     Nucentrix holds FCC licenses and spectrum leases to provide broadband wireless service to areas that encompass an estimated 9 million homes, over spectrum allocated in the 2.5 GHz band for Multichannel Multipoint Distribution Service (MMDS) and Instructional Television Fixed Service (ITFS).

     "Today's decision is a resounding victory for Nucentrix, our ITFS partners and the fixed wireless service provider and vendor communities," said Carroll D. McHenry, Chairman and CEO of Nucentrix. "After an extensive study, the FCC has concluded that our spectrum is essential for bringing broadband services to businesses, residential consumers and educational institutions in markets that are unserved and underserved by the incumbent local exchange carriers (ILECs) and cable modem providers."

     "This decision removes a significant impediment to delivering broadband to middle America," continued Mr. McHenry. "The previous uncertainty caused by the 3G proceedings only aggravated already difficult capital market conditions. Now that we are off the table for possible relocation, we can resume the business of funding our networks, advancing the technology platforms for this spectrum and deploying a wide array of digital broadband services in our markets."


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     Mr. McHenry also added, "While we are very focused on meeting the significant demand for fixed broadband services, people's need for truly high-speed service almost certainly will extend beyond their home or place of business over time. The FCC has recognized for several years that the best way to realize the maximum benefits of scarce spectrum resources is to allow market forces to determine how spectrum is used. Today's decision will allow Nucentrix and our ITFS partners to enhance the value of the services that we can provide in response to evolving market conditions and educational requirements."

     The full text of the FCC's Report & Order is available at www.fcc.gov.

                                     * * * *

ABOUT NUCENTRIX BROADBAND NETWORKS

     Nucentrix Broadband Networks, Inc. provides broadband wireless Internet and multichannel video services using up to 200 MHz of radio spectrum at 2.1 GHz and
2.5 GHz, commonly referred to as Multichannel Multipoint Distribution Service
(MMDS) and Instructional Television Fixed Service (ITFS). Nucentrix offers high-speed Internet services in Austin and Sherman-Denison, Texas. Nucentrix holds the rights to an average of over 150 MHz of FCC-licensed spectrum, covering an estimated 9 million households, in over 90 primarily medium and small markets across Texas, Oklahoma and the Midwest. Nucentrix also holds 20 MHz of Wireless Communications Service (WCS) spectrum in 19 markets in Texas and Louisiana. Additionally, Nucentrix provides multichannel video services in 57 markets over MMDS and ITFS spectrum.

     This media release contains forward-looking statements regarding our business operations. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate," "continue," and other words referring to events to occur in the future. These statements reflect our current view of future events and are based on our assessment of, and are subject to, a variety of risks and uncertainties, including (i) business and economic conditions in our existing markets, (ii) competitive technologies, products and services, (iii) regulatory and interference issues, including the ability to obtain or maintain MMDS licenses and MMDS/ITFS spectrum leases, and further rulemakings to address technical and interference rules for mobile use of the 2.5 GHz band, (iv) possible reconsideration of the Report and Order referred to in this media release, (v) the capabilities of technology platforms available for commercial deployment of broadband wireless services, (vi) our ability to successfully and timely raise capital or secure financing necessary to implement our long-term business strategy, and (vii) with respect to pending transactions, obtaining required third party consents, including the consent of the FCC. Other risks and uncertainties regarding Nucentrix, the industries in which we operate and the implementation of our business strategy are described in the reports of Nucentrix Broadband Networks, Inc. filed with the Securities and Exchange Commission. Nucentrix undertakes no obligation to update any forward-looking statements made in this media release.


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